EXHIBIT 24

LIMITED POWER OF ATTORNEY

                The undersigned, in his or her capacity as a director or officer, or both, of ChoiceOne Financial Services, Inc. does hereby appoint Jae M. Maxfield, Linda R. Pitsch and Thomas Lampen, and each of them severally, his or her attorneys or attorney, with full power of substitution, to execute in his or her name an Annual Report of ChoiceOne Financial Services, Inc. on Form 10-KSB for its fiscal year ended December 31, 1999, and any and all amendments thereto, and to file it and them with the Securities and Exchange Commission.

Date

March 15, 2000	/s/Lewis Emmons
Lewis Emmons